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23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements (Nos. 333-41154, 333-41156, 333-43060, 333-59776 and 333-76578) on Form S-3 and (Nos.
333-135334, 333-96151, 333-31356, 333-39586, 333-97437 and 333-107737) on Form
S-8 of EasyLink Services Corporation of our report dated April 11, 2005, except as to Note 21 which is as of December 5, 2005, with respect to the consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows of EasyLink services Corporation for year ended December 31, 2004, which report appears in the December 31, 2006 Annual Report on Form 10-K of EasyLink Services Corporation and subsidiaries.

The consolidated financial statements for the year ended December 31, 2004 have been restated.

Our report dated April 11, 2005, except as to Note 2 which is as of December 31, 2005, contains an explanatory paragraph that states that the Company has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                    /s/ KPMG LLP

New York, New York
March 27, 2007


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